Exhibit (4)(A3)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

(TIAA)

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Endorsement to Your TIAA Retirement Choice Annuity Contract or

TIAA Retirement Choice Plus Annuity Contract

[Effective Date: Upon receipt/Specific date/Attached at issue]

This endorsement is part of your contract with TIAA. It modifies a provision of your TIAA Retirement Choice Annuity Contract or TIAA Retirement Choice Plus Annuity Contract as follows.

The provision entitled Amount and effective date of contractholder payments from the Traditional Annuity is modified by replacing the portion of the provision describing Contractholder Payments as a series of 84 monthly payments with the following:

Contractholder payments from the Traditional Annuity accumulation are a series of payments made for the purpose of paying out the contract’s entire Traditional Annuity accumulation. Such contractholder payments will be made monthly over a [60-month] period. The amount of each payment will be equal to the total remaining Traditional Annuity accumulation divided by the number of remaining payments. Each contractholder payment will be reduced by any surrender charge in accordance with the applicable rate schedule or schedules.

The same provision is modified by replacing the portion of the provision describing when the first payment in the series is payable, with the following:

The first contractholder payment will be effective as of the end of the business day that is [31] days after the business day we receive the contractholder’s written request to begin contractholder payments from the Traditional Annuity accumulation.

The portion of the Rate Schedule specifying the surrender charges applicable to Contractholder Payments paid in installments is replaced with the following:

For contractholder payments to be paid in [60 monthly] installments, a surrender charge of [0%] will be deducted from any contractholder payment from the Traditional Annuity accumulation arising from amounts applied to the Traditional Annuity while this rate schedule is in effect.

President and
Chief Executive Officer

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